Exhibit 10.01

Citigroup Inc.

Management Committee Long-Term Incentive Program

Award Agreement

1. Award Agreement.  Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (“Participant”), the award summarized below, pursuant to the terms of the Management Committee Long-Term Incentive Program (the “Program”).  The terms, conditions and restrictions applicable to your award are contained in this Award Agreement, including the attached Appendix (together, the “Agreement”), and are summarized, along with additional information, in the Program prospectus dated July 17, 2007, and any applicable prospectus supplements (together, a “Prospectus”).  Your award is also governed by the Citigroup 1999 Stock Incentive Plan, as amended and restated effective April 19, 2005, and as it may be further amended from time to time (the “Plan”).  For the award to be effective, you must accept the award by signing below, acknowledging that you have received and read the Prospectus and this Agreement, and returning this page by no later than            , 2007.

2. Award Summary.

Award Date	July 17, 2007 (the “Award Date”)
Fair Market Value of a Share of Citigroup Common Stock on the Award Date	$52.19 (the “Award Date Fair Market Value”)
Participant’s Basis for Determining Final Award Value (pursuant to the formula described in the Appendix)	$[ ] (Participant’s “Basis”)
Vesting Date	January 5, 2010 (the “Vesting Date”)
Maximum Shares

3. Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions and restrictions applicable to the award set forth in this Agreement and the Prospectus and I hereby acknowledge that I have read such documents.  I understand that, except as otherwise described in the Appendix, my Award will be cancelled if there is a break in or termination of my employment with the Company on or prior to the Vesting Date.

CITIGROUP INC.		PARTICIPANT’S ACCEPTANCE:

By:
	[Name]	Name:
	[Title]	GEID:

CITIGROUP INC.

MANAGEMENT COMMITTEE LONG-TERM INCENTIVE PROGRAM
AWARD AGREEMENT

APPENDIX

This Appendix constitutes part of the Award Agreement (the “Agreement”) and is applicable to the Management Committee Long-Term Incentive Program award summarized on the first page of this Agreement.  This Appendix sets forth the terms and conditions and other information applicable to the deferred stock award made to Participant under the Program, as described in the Award Summary on page 1.  Deferred stock awards made hereunder are hereinafter referred to as “Awards”.  All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as “shares” or “Citigroup stock”).  The “Company”, for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program, except where provided otherwise herein.

1. Terms and Conditions.  The terms, conditions and restrictions applicable to the Award are set forth below.  Certain of these provisions, along with other important information, are summarized in the Program prospectus dated July 17, 2007, and any applicable prospectus supplement (together, the “Prospectus”).  The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of Awards and restrictions on the transfer of Awards.

By accepting an Award, Participant acknowledges that he or she has read and understands the Prospectus and the terms and conditions set forth in this Appendix.  Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are intended to promote employee retention and stock ownership and to align employees’ interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if vesting conditions are not satisfied.

Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.  Receipt of an Award covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

Any actual, anticipated, or estimated financial benefit to Participant from an Award is not and shall not be deemed to be an integral part of Participant’s regular compensation from employment, and any actual, anticipated, or estimated value of an Award (and/or cancellation of an Award) will not be used in any measure or calculation of (a) any benefit for Participant under any other compensatory plan or arrangement of the Company or (b) any statutory, common law, or other termination or severance payment to Participant, in each case unless otherwise agreed in writing by the Company.

2.                                     Vesting and Payment of Award.

(a)           The Company shall deliver to each Participant who remains employed with the Company through and including the Vesting Date the number of Company shares, if any, not to exceed Participant’s Maximum Shares, equal to (a) the sum of Participant’s Performance Based Amounts for each Performance Period divided by (b) the Award Date Fair Market Value (less any fractional share, which shall be disregarded).  Except as otherwise provided for herein, the Company shall distribute Participant’s vested Award shares as soon as is reasonably practicable after the Vesting Date, but in no event later than the last business day of calendar year 2010.

(b)           If Participant’s employment with the Company is terminated on account of death, Disability (as defined in Section 3(b) hereof), or an involuntary termination other than for Gross Misconduct (as defined in Section 3(f) hereof) prior to the Vesting Date, Participant (or, in the case of Participant’s death, his or her estate) shall receive his or her Pro Rata Award.  A Participant’s “Pro Rata Award” shall mean the number of shares, if any, not to exceed Participant’s Maximum Shares, equal to (i) the sum of (A) Participant’s Performance Based Amount for each Performance Period (if any) prior to the Performance Period in which Participant’s Termination Date (as defined below, and constituting a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)(1)(i), but without regard to the last sentence thereof)) occurs, and (B) Participant’s Performance Based Amount for the Performance Period in which Participant’s Termination Date occurs multiplied by a fraction, the numerator of which is the number of calendar days in the Performance Period up to and including the Termination Date and the denominator of which is the number of calendar days in the applicable Performance Period, divided by (ii) the Award Date Fair Market Value.  The Company shall deliver the vested shares, if any, by March 15 of the calendar year following the calendar year that includes the Participant’s Termination Date (the “Pro Rata Award Distribution Period”), unless payment of the Award is delayed by reason of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as described herein.

(c)           If a Participant has an Eligibility Date after July 17, 2007, Participant shall receive an Award, not to exceed Participant’s Maximum Shares, equal to (i) the sum of (A) Participant’s Performance Based Amount for each Performance Period (if any) after the Performance Period in which Participant’s Eligibility Date occurs, and (B) Participant’s Performance Based Amount for the Performance Period in which Participant’s Eligibility Date occurs multiplied by a fraction, the numerator of which is the number of calendar days in the Performance Period after and including the Eligibility Date, and the denominator of which is the number of calendar days in the applicable Performance Period, divided by (ii) the Award Date Fair Market Value (less any fractional share, which shall be disregarded).

(d)           Participant’s “Performance Based Amount” for each Performance Period shall mean the amount equal to the product of (a) one-third of Participant’s Basis multiplied by (b) the “TSR Score” (as defined in Exhibit A hereto) for such Performance Period multiplied by (c) the “ROE Score” (as defined in Exhibit B hereto) for such Performance Period.

(e)           Participant’s “Basis” is indicated in the Award Summary, on page of 1 of Agreement, and is equal to the lesser of (a) the amount equal to Participant’s base salary as of July 17, 2007 plus the nominal amount of his or her annual incentive award granted in January 2007 or (b) $8 million.  For a Participant whose Eligibility Date is after July 17, 2007 and whose Basis is not calculable because he or she was not an employee of the Company prior to the Eligibility Date, a comparable base salary and incentive award amount shall be used by the Personnel and Compensation Committee of the Citigroup Board of Directors (the “Committee”) in its sole discretion, provided, however, that Participant’s Basis shall in no event exceed $8 million.  The Basis of any Participant with an Eligibility Date after July 17, 2007 shall be reduced by the nominal pre-tax value of any retention award made after July 1, 2007.

(f)            A “Performance Period” shall mean each of the following periods: (a) July 1 through December 31, 2007, (b) January 1 through December 31, 2008 and (c) January 1 through December 31, 2009.

(g)           Participant’s “Maximum Shares” is the number of shares of Citigroup stock indicated in the Award Summary on page 1 of this Agreement and is equal to 187.5% of Participant’s Basis divided by the Award Date Fair Market Value (less any fractional share, which shall be disregarded).

(h)           A Participant’s “Eligibility Date” is the later of July 17, 2007 or the date on which Participant becomes a member of Citigroup’s Management Committee; provided, however, that no employee with an Eligibility Date after July 17, 2007 shall become a participant in the Program unless specifically approved by the Committee.

(i)            The “Award Date Fair Market Value” is the amount indicated in the Award Summary on page 1 of this Agreement.

Vesting is conditioned, in part, on Participant’s continuous employment with the Company up to and including the Vesting Date, unless otherwise provided herein.

3. Termination and Interruption of Employment.  Participation in the Program, including but not limited to Participant’s right to vest in an Award, is conditioned, in part, upon Participant’s continuous employment with the Company up to and including the Vesting Date, except as otherwise provided below.

For all purposes related to an Award, Participant’s “Termination Date” shall be the date of his or her “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)(1)(i), but without regard to the last sentence thereof) from the Company, regardless of any entitlement to notice, payment in lieu of notice, severance pay, termination pay, pension payment, or the equivalent that may be provided by any other plan, contract, or law.

If Participant’s continuous employment with the Company terminates or is interrupted for any reason stated below, Participant’s rights with respect to the Award, as set forth in the Award Summary, will be affected as described herein.

(a)           Voluntary Resignation.  If Participant voluntarily terminates his or her employment with the Company, vesting of the Award will cease, the Award will be canceled and Participant shall have no further rights of any kind with respect to the Award as of Participant’s Termination Date.

(b)           Disability. For purposes of the Agreement, “Disability” shall mean an approved disability leave pursuant to a Company disability policy.  An Award will continue to vest on schedule during the first six months of Participant’s Disability.  In the event that Participant experiences a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)(1)(i), but without regard to the last sentence thereof) from the Company as a result of his or her Disability, Participant will be entitled to receive a distribution of his or her Pro Rata Award during the Pro Rata Award Distribution Period.

(c)           Approved Personal Leave of Absence (Non-Statutory Leave).

(i) An Award will continue to vest on schedule during the first six months of Participant’s personal leave of absence, provided that Participant’s leave of absence was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”).  An Award will be canceled as of the date that the approved personal leave of absence has exceeded six months if such date occurs prior to the Vesting Date.

(ii) If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, then the applicable subsection of this Section 3 will apply.

(d)           Statutory Leave of Absence.  The Award will continue to vest during an approved family medical leave or maternity leave of absence (under the Family Medical Leave Act of 1993 in the United States), military leave or other statutory leave of absence, provided that such leave is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”).  If a statutory leave of absence is followed without interruption by an approved personal leave of absence, the Award will be canceled as of the date that the combined leaves have exceeded six months if (i) such date occurs prior to the Vesting Date and (ii) the statutory leave of absence ended prior to the Vesting Date.  If Participant’s employment terminates for any reason during an approved statutory leave of absence, then the applicable subsection of this Section 3 will apply.

(e)           Transfer of Employment.

(i)            If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), including a transfer covered under the Citigroup Expatriate Program, the Award will continue to vest on schedule.

(ii)           If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), an involuntary termination other than for Gross Misconduct (as defined in Section 3(f) below) will occur for purposes of this Agreement.

(iii)          For purposes of this Agreement, “controlled group” has the meaning set forth in the first sentence of Treas. Reg. § 1.409A-1(h)(3).

(f)            Termination for Gross Misconduct.  For purposes of this Agreement, “Gross Misconduct” means any conduct that (i) is in competition with the Company’s business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Committee, in its sole discretion, to constitute Gross Misconduct.  For purposes of this subsection, “Company” shall mean Citigroup and any of its subsidiaries. If Participant’s employment is terminated for Gross Misconduct, Participant’s Award will be cancelled and Participant shall have no further rights of any kind with respect to the Award.

(g)           Involuntary Termination other than for Gross Misconduct.  If Participant’s employment is terminated involuntarily other than for Gross Misconduct, Participant will be entitled to receive his or her Pro Rata Award during the Pro Rata Award Distribution Period.

(h)           Death.  If Participant’s employment terminates by reason of Participant’s death, Participant’s estate will be entitled to receive Participant’s Pro Rata Award during the Pro Rata Award Distribution Period.

(i)            Employing Company is Acquired by Another Entity (Change in Control).  If Participant is employed by a company or other legal entity other than Citigroup Inc. that is acquired by another entity in a transaction that is described in section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (a “change in control”), the provisions of Section 3(g) shall apply.

(j)            Six Month Delay for Specified Employees.  Notwithstanding any provision of this Agreement to the contrary, if (i) Participant becomes entitled to receive a Pro Rata Award as a result of his or her “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)(1)(i), but without regard to the last sentence thereof) due to either (x) his or her Disability (as defined in Section 3(b) hereof) or (y) an involuntary termination other than for Gross Misconduct (as defined in Section 3(f) hereof) prior to the Vesting Date and (ii) such Participant is a “specified employee” (within the meaning of Treas. Reg. 1.409A-1(i)(1)) at the time of his or her Termination Date, any payment to such Participant of all or any portion of his or her Award will not be made until the date which is six months from Participant’s Termination Date or, if earlier, the date of Participant’s death.  During the six-month deferral period described in this subsection, Participant will not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs during such period.

4. Non-Transferability.  Neither the Award, nor any component of the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.  Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award.  During Participant’s lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only.  The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

5. Stockholder Rights.  Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Award, unless and until shares are distributed to Participant in connection with the vesting of an Award.  No dividend equivalents shall be paid or accrued in respect of shares subject to an Award prior to the Vesting Date of the Award, provided, however, that (i) if payment of Participant’s Award is deferred pursuant to Section 12(a), then Participant shall be entitled to the amount provided under Section 12(a)(ii) or (ii) if payment of Participant’s Award is not deferred pursuant to Section 12(a), except as provided in the following sentence, if the distribution of Participant’s vested Award shares is made after the Vesting Date, then Participant shall be entitled to a dollar amount equal to the dollar amount of any cash dividends that would have been paid to Participant had he or she been a holder of record of the net, after-tax, number of vested Award shares during the period commencing on the first business day after the Vesting Date and ending on the date Participant’s net, after-tax, vested Award shares are distributed in accordance with Section 2 hereof, such amount to be paid to Participant, without interest, on the date his or her net, after-tax, vested Award shares are distributed.  Notwithstanding the foregoing, if Participant is entitled to a Pro Rata Award pursuant to Section 2(b), neither Participant nor his or her estate, as the case may be, shall be entitled to any dividends or dividend equivalents in respect of the shares (if any) subject to the Pro Rata Award with respect to any period occurring prior to the date on which the Company is required to distribute such shares to Participant or his or her estate, as the case may be, in accordance with Section 2(b).

6. Right of Set Off.  Participant agrees that the Company may retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms, except to the extent prohibited under section 409A of the Code (if applicable).

7. Consent to Electronic Delivery.  In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors.  Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

8. Plan Administration.  The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award will be from the shares available for grant pursuant to the terms of the Plan.

9. Adjustments.

(a)           In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure or other corporate event affecting Citigroup’s total shareholder return or return on equity, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law to the number or kind of shares subject to an Award and/or the Award Date Fair Market Value with respect to any Award.

In the event of an adjustment to the kind of shares that are distributed hereunder, references to “shares” or “Citigroup stock” herein shall be construed to refer to the shares to which the adjusted Award relates.

(b)           In administering the Awards under the Program and making all determinations and calculations with respect thereto, the Committee shall have the absolute right to take into account any event(s) it deems appropriate that affect the number of Peer Competitor Companies (as defined in Exhibit A) or the stock or capital structure of the Company or any Peer Competitor Company, including without limitation (i) substituting a different company or companies for any of the companies included in the definition of “Peer Competitor Company” set forth in Exhibit A or adding or removing one or more companies from such definition, or (ii) adjusting the method by which TSR and/or TSR Scores (as defined in Exhibit A), ROE and/or ROE Scores (as defined in Exhibit B) and/or Performance Based Amounts are determined.

(c)           Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.  Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

10. Taxes and Tax Residency Status.  By accepting the Award, Participant agrees to pay all applicable taxes (including but not limited to all income and/or social taxes) and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement.  If Participant is an employee in one of Citigroup’s expatriate programs, he or she agrees to pay all applicable taxes (including but not limited to all income and/or social taxes) and file all tax returns in accordance with the applicable expatriate policy.  To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Award until the later of the vesting of an Award or the subsequent sale of any shares received in connection with an Award.  By signing this Agreement, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

11. Entire Agreement; No Right to Employment.  The Prospectus and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company.  Nothing contained herein, in the Plan, or in any Prospectus shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Section 162(m) Compliance.  (Under current law, this Section 12 would affect only proxy officers for the Company’s fiscal year 2010 (the Company’s “named executive officers” for purposes of the Company’s annual proxy statement filed in early 2011), other than the CFO.)

(a)           The Award is intended to comply with section 409A of the Code and shall be interpreted accordingly.  If, prior to payment, the Company anticipates that the payment of the Award would be non-deductible, in whole or in part, by reason of section 162(m) of the Code, the payment of the Award, and all other payments scheduled to be made to Participant that could be delayed by reason of Treas. Reg. 1.409A-2(b)(7)(i) (e.g., any 2010 vesting of CAP deferred shares), shall be deferred until the Company’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred, in whole or in part, by application of section 162(m) of the Code.  During such deferral period and any additional deferral period pursuant to Section 12(b):

(i)            Participant will not be entitled to interest or any compensation for any loss in market value or otherwise which occurs during such period; and

(ii)           Participant shall be entitled to a dollar amount equal to the dollar amount of any cash dividends that would have been paid to Participant on his or her vested Award shares but for such deferral period.  Any dividend equivalents that accrue during such deferral period shall be invested in a notional investment option to be determined by the Committee (or its delegates) in its sole discretion. An account shall be maintained on the books and records of the Company (an “Account”) to record the dividend equivalents earned by Participant during such deferral period, and the subsequent notional investment performance thereof.  Participant’s Account shall be periodically adjusted to reflect the equivalent of the earnings, gains and losses that the Account would have experienced had the Account actually been invested in the investment option designated by the Committee (or its delegates).  Participant shall be entitled to a cash payment equal to the balance of his or her Account upon the expiration of the deferral period.

(b)           If payments cease to be non-deductible as described in Section 12(a) on Participant’s Termination Date and Participant is a “specified employee” (within the meaning of Treas. Reg. 1.409A-1(i)(1)) as of such Termination Date, any payment to Participant of all or any portion of his or her Award (including any amount owed to Participant pursuant to Section 12(a)(ii)) will not be made until the date which is six months from Participant’s Termination Date or, if earlier, the date of Participant’s death.

13. Amendment.

(a)           The Committee may in, its sole discretion, modify, amend, terminate or suspend the Award or the Program at any time, except that no termination, suspension, modification or amendment of the Award or the Program shall (i) cause the Award or the Program to become subject to, or violate, section 409A of the Code, or (ii) except as provided in Section 13(b), adversely affect Participant’s rights with respect to the Award, as determined by the Committee, without Participant’s written consent.

(b)           The Committee may, in its sole discretion, but shall not be obligated to, modify or amend the provisions of the Award, the Program and/or the Plan, as necessary, to conform them to the requirements of section 409A of the Code.  To the extent Citigroup deems it necessary or appropriate to modify or amend the Award, the Program or the Plan pursuant to this Section 13, Participant shall receive a supplement to the Prospectus describing any such changes.

14. Arbitration.  Any disputes related to the Award shall be resolved by arbitration in accordance with the Company’s arbitration policies.  In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion.  Nothing contained herein shall limit the Company’s right to obtain injunctive relief in a court of law in aid of arbitration.

15. Conflict; Governing Law.  In the event of a conflict between the Prospectus and this Agreement, this Agreement shall control.  In the event of a conflict between this Agreement and the Plan, the Plan shall control.  This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

16. Consent and Disclosure Regarding Use of Personal Information.  In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.  By accepting this Award, Participant explicitly consents (i) to the use of such information for the purpose of being considered for participation in future equity awards (to the extent he/she is eligible under applicable program guidelines, and without any guarantee that any award will be made); and (ii) to the use, transfer, processing and storage, electronically or otherwise, of his/her personal information, as such use has occurred to date, and as such use may occur in the future, in connection with this or any other equity award, as further described below.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program.  For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other Citigroup entities and third parties located in the United States and in other countries.  Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise).

At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action will always be undertaken only in accordance with applicable law. The personal information that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.  Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

CITIGROUP INC.

MANAGEMENT COMMITTEE LONG-TERM INCENTIVE PROGRAM

AWARD AGREEMENT APPENDIX

Exhibit A

Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Award Agreement.

“TSR Score” shall mean, with respect to each Performance Period, (a) if A equals zero, 125%, (b) if A is less than or equal to M, the percentage equal to 25% + ((M-A) ÷ M), or (c) if A is greater than M, 0%.  For purposes of the foregoing sentence:

“M” means the number of Peer Competitor Company Stocks that are above the Median in the TSR Ranking.

“A” means the number of Peer Competitor Company Stocks, including the Median, that are ranked equal to or above Citigroup’s stock in the TSR Ranking.

“Peer Competitor Company Stocks” shall mean the shares of common stock (or American Depositary Receipts or American Depositary Shares, where applicable) regularly traded on the NYSE (under the symbol listed below next to the company’s name) of each of the companies listed below or the publicly traded equity securities of such other companies as the Committee may designate (including stock symbols and the applicable stock exchange) as replacement or additional Peer Competitor Company Stocks from time to time in its sole discretion.

American Express Company (NYSE: AXP)

Bank of America Corporation (NYSE: BAC)

Bank of New York Mellon Corporation (NYSE: BK)

Capital One Financial Corporation (NYSE: COF)

Credit Suisse Group (NYSE: CS)

Deutsche Bank AG (NYSE: DB)

General Electric Company (NYSE: GE)

Goldman Sachs Group, Inc. (NYSE: GS)

HSBC Holdings PLC (NYSE: HBC)

JP Morgan Chase & Co. (NYSE: JPM)

Lehman Brothers Holdings Inc. (NYSE: LEH)

Merrill Lynch & Co. (NYSE: MER)

Morgan Stanley (NYSE: MS)

UBS A.G. (NYSE: UBS)

Wachovia Corporation (NYSE: WB)

Wells Fargo & Company (NYSE: WFC)

“Median” shall mean (a) if there is an odd number of Peer Competitor Company Stocks, the middle-performing stock in the TSR Ranking or (b) if there is an even number of Peer Competitor Company Stocks, the average of the two middle-performing stocks in the TSR Ranking.

“TSR” means, as to any Performance Period, the cumulative total shareholder return of a share of Citigroup common stock or Peer Competitor Company Stock (as applicable), as reported on the Bloomberg Professional Service (“Bloomberg”) for its “Primary Exchange” and in the “Currency of Security” (each as defined by Bloomberg), expressed as a percentage rounded to one decimal.

“TSR Ranking” shall mean, with respect to each Performance Period, the then currently effective list of Peer Competitor Company Stocks arranged in decreasing order of the TSR achieved by each such company during the Performance Period, where the first stock listed has the highest TSR of the Peer Competitor Company Stocks and the last company listed has the lowest shareholder return of the Peer

Competitor Company Stocks, as determined by the Committee in its discretion based on publicly available information.

CITIGROUP INC.

MANAGEMENT COMMITTEE LONG-TERM INCENTIVE PROGRAM

AWARD AGREEMENT APPENDIX

Exhibit B

Except as otherwise defined herein, all capitalized terms shall have the meaning set forth in the Award Agreement.

“ROE Score” shall mean, with respect to each Performance Period: (a) 150% if Citigroup’s ROE is greater than or equal to 20%, (b) 100% if Citigroup’s ROE is greater than or equal to 18% but less than 20% or (c) 50% if Citigroup’s ROE is less than 18%.

“ROE” shall mean Citigroup’s return on equity for the Performance Period (i.e., Citigroup’s “Income from Continuing Operations” (as defined below) for the Performance Period divided by Citigroup’s “Average Common Equity” (as defined below) for the Performance Period)), expressed as an annual percentage.  With respect to the Performance Period beginning on July 1, 2007 and ending December 31, 2007, ROE shall be measured over the course of the Performance Period on an annualized basis.

“Income from Continuing Operations” means Citigroup’s after-tax income (or loss) from continuing operations before cumulative effect of accounting changes, less dividends from preferred stock, for the applicable Performance Period, as reported in the Citigroup Quarterly Financial Data Supplement attached as an exhibit to the Form 8-K that is filed with the Securities and Exchange Commission immediately following the release of earnings for the last quarter in the applicable Performance Period, after taking into account the expenses of the Program.

“Average Common Equity” means, for any given Performance Period, the amount equal to the sum of Citigroup’s total shareholders’ equity (excluding preferred stock) as of the end of the month immediately preceding the Performance Period and as of the end of each month during such Performance Period (each as determined by the Committee in accordance with generally accepted accounting principles) divided by (a) 13 (in the case of the Performance Periods ending December 31, 2008 and December 31, 2009, respectively) or (b) 7 (in the case of the Performance Period ending December 31, 2007).